AGREEMENT AND PLAN OF REORGANIZATION


         This AGREEMENT AND PLAN OF REORGANIZATION, dated as of September 26, 1997, is made by and among River Valley Bancorp ("RVB"), a unitary savings and loan holding company and a bank holding company, Madison First Federal Savings and Loan Association, a federal savings and loan association ("First Federal"), and Citizens National Bank of Madison, a national banking association ("CNB").

                                   WITNESSETH:

         WHEREAS, RVB, First Federal and CNB have agreed to the merger of CNB into First Federal in accordance with federal law on the terms and subject to the conditions set forth herein (the "Merger");

         WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby; and

         WHEREAS, the Boards of Directors of RVB, First Federal and CNB have determined that the Merger, upon the terms and conditions of this Agreement, will be in the best interests of the parties hereto and their respective shareholders.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereby agree as follows:


                                    ARTICLE I

                                     Merger

         Section 1.01.  Surviving  Bank.  At the  Effective  Time (as defined in
Section 4.02 hereof), CNB shall be merged with and into First Federal, which shall be the surviving bank of the Merger and which shall change its name to "River Valley Financial Bank" at the time of the Merger (the "Surviving Bank"). At the Effective Time, the identity and separate existence of CNB shall cease and all of the rights, privileges, powers, purchases, properties and assets of CNB shall be vested in First Federal in accordance with the provisions of federal law. The home office and branch offices of First Federal in existence immediately prior to the Effective Time shall continue to be the home office and branch offices, respectively, of First Federal from and after the Effective Time, and the home office and branch offices of CNB shall become the branch offices of First Federal from and after the Effective Time.

         Section 1.02. Conversion of CNB Common. Subject to the fulfillment of the conditions set forth in Article IV at the Effective Time and subject to the exercise of dissenters' rights as provided in Section 1.09 hereof, (1) each outstanding share of common stock, $8.00 par value per share, of

CNB ("CNB Common") held by shareholders of CNB other than RVB or its subsidiaries ("Minority CNB Common") shall be converted into the right to receive $30.00 in cash, payable by RVB (the "Merger Consideration"), and (2) each of the shares of CNB Common held by RVB and its subsidiaries ("Majority CNB Common") shall be cancelled.

         Section 1.03. Charter; By-Laws. The Charter of First Federal as in effect immediately prior to the Effective Time, shall thereafter be the Charter of the Surviving Bank until amended in accordance with federal law; provided that Section 1 of such Charter shall be amended as of the Effective Time to read as follows:

          "Corporate Title. The full corporate title of the association is River Valley Financial Bank."

The By-Laws of First Federal as in effect immediately prior to the Effective Time shall be the ByLaws of the Surviving Bank, until amended or repealed.

         Section 1.04. Directors and Officers. The officers of First Federal and of CNB immediately prior to the Effective Time listed on Exhibit A hereto shall thereafter be the officers of the Surviving Bank, each to serve or hold office until his successor shall have been duly appointed or elected and qualified in accordance with the Charter and By-Laws of the Surviving Bank. The directors of First Federal, immediately prior to the Effective Time, listed on Exhibit B hereto shall thereafter be the directors of the Surviving Bank, each to serve or hold office until his successor shall have been duly appointed or elected and qualified in accordance with the Charter and By-Laws of the Surviving Bank. Upon the Effective Time, Burton P. Chambers, Van E. Shelton and Ralph E. Storm shall be elected advisory directors of the Surviving Bank, with annual terms to expire one year after the Effective Time, and shall each be paid monthly advisory fees of $125.00.

         Section 1.05. Liquidation Account. The Surviving Bank will continue to maintain the liquidation account or accounts established pursuant to First Federal's conversion to the stock form of ownership on the same basis as in effect immediately prior to the Effective Time.

         Section 1.06. Deposits. All deposits of First Federal and of CNB shall, upon the Effective Time, be and remain deposits of the Surviving Bank without change in their respective terms, interest rates, maturities, minimum required balances or withdrawal values.

         Section 1.07.  Exchange of Minority CNB Common.

         (a) No later than five (5) business days after the Effective Time of the Merger, holders of record of certificates formerly representing shares of Minority CNB Common other than shares as to which the dissenters' rights contemplated by Section 1.09 hereof are exercised ("Dissenting Shares") (the "Certificates") shall be instructed to tender such Certificates to First Federal, as Exchange Agent (the "Exchange Agent"), pursuant to a letter of transmittal that RVB shall deliver or cause to be delivered to such holders. Such letters of transmittal shall specify that risk of loss and title to Certificates shall pass only upon delivery of such Certificates to the Exchange Agent.

         (b) After the Effective Time of the Merger, each holder of a Certificate that surrenders such Certificate to the Exchange Agent will, upon acceptance thereof by RVB or the Exchange Agent, be entitled to receive the Merger Consideration, which shall be paid promptly (but in no event later than five business days) after acceptance of such Certificate. RVB or the Exchange Agent, as the case may be, shall notify such holder of its acceptance or non-acceptance of such Certificate within five (5) business days of its receipt of such Certificate. Any notice of non-acceptance shall include a statement of the reasons therefor.

         (c) The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as RVB or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as RVB or the Exchange Agent may require.

         (d) After the Effective Time of the Merger, holders of Certificates for outstanding shares of Minority CNB Common shall cease to have rights with respect to the Minority CNB Common previously represented by such Certificates, and their sole rights shall be to exchange such Certificates for the Merger Consideration. After the Effective Time of the Merger, there shall be no further transfer on the records of CNB of Certificates, and if such Certificates are presented to CNB for transfer, they shall be canceled against delivery of the Merger Consideration. RVB and the Exchange Agent shall not be obligated to deliver the Merger Consideration to any holder of Minority CNB Common until such holder surrenders the Certificates as provided herein. Neither the Exchange Agent, nor any party to this Agreement, nor any affiliate thereof shall be liable to any holder of Minority CNB Common represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. RVB and the Exchange Agent shall be entitled to rely upon the stock transfer books of CNB to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, RVB and the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

         Section 1.08. No Conversion of RVB Shares or Majority CNB Common. None of the issued and outstanding shares of common stock, without par value, of RVB immediately prior to the Effective Time shall be converted or otherwise affected by the Merger, and as of the Effective Time, all of such RVB shares shall remain issued and outstanding shares of common stock of RVB.

         Section 1.09. Dissenters' Rights. The parties hereto will comply with their respective duties under the National Bank Act governing the exercise of dissenters' rights by holders of CNB Common.

                                   ARTICLE II

                         Representations and Warranties

         Section 2.01. Representations and Warranties of RVB and First Federal. RVB and First Federal represent and warrant to CNB the following:

         (i) Organization, Authority and Good Standing of RVB and First Federal. RVB is a corporation duly organized and validly existing under the laws of the State of Indiana, has all requisite power and authority (corporate and other) to (i) enter into this Agreement and to perform the obligations hereunder and thereunder on its part to be performed and to
                  (ii) own, operate and lease its properties and conduct its business as currently conducted. First Federal is a federal savings bank validly existing under federal law, has all requisite power and authority (corporate and other) to (i) enter into this Agreement and to perform the obligations hereunder and thereunder on its part to be performed and to
                  (ii) own, operate and lease its properties and conduct its business as currently conducted.

         (ii) Authorization. The execution and delivery of this Agreement, and the performance by RVB and by First Federal of their respective obligations hereunder, have been duly and validly authorized by all necessary corporate actions, except that RVB, as the sole shareholder of First Federal and as the majority shareholder of CNB, must vote in favor of the Merger. This Agreement has been duly executed and delivered by RVB and First Federal and (assuming due authorization, execution and delivery by CNB) constitutes a valid, binding and enforceable obligation of RVB and First Federal, subject to applicable bankruptcy, insolvency and similar laws affecting creditors rights generally, and subject, as to enforceability, to general principles of equity. This Agreement, and the transactions contemplated hereby, do not require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority except as contemplated by Section 3.01(a) hereof.

         (iii) RVB's Financial Statements. Each of the balance sheets included in RVB's consolidated audited financial statements as of December 31, 1996, which have been provided to CNB (including the related notes and schedules) (the "RVB 1996 Financial Statements") fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of earnings and of stockholders' equity, and statements of cash flows in the RVB 1996 Financial Statements fairly presents the results of operation, and changes in equity capital, as the case may be, of RVB for the periods set forth therein. The RVB 1996 Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied, except as may be noted therein. Except as set forth in the RVB 1996 Financial Statements, RVB does not have any indebtedness, obligation or liability (contingent or otherwise) that, either alone or when combined with all similar obligations or liabilities, would be material to RVB taken as a whole, and there does not exist a set of circumstances that, to the knowledge of RVB, could reasonably be expected to result in any such material indebtedness, obligation or liability. Since December 31, 1996, there has not been any material adverse change in the business, operations, prospects or financial condition of RVB other than the previously reported charges resulting from the sale by First Federal of its Hanover, Indiana branch.

         Section 2.02. Representations and Warranties of CNB. CNB represents and warrants to RVB and First Federal the following:

         (i) Organization, Authority and Good Standing of CNB. CNB is a national banking association duly organized and validly existing under federal law, has all requisite power and authority (corporate and other) to (i) enter into this Agreement and to perform the obligations hereunder on its part to be performed and to (ii) own, operate and lease its properties and conduct its business as currently conducted.

         (ii) Capital Stock. The authorized and issued capital stock of CNB on the date of this Agreement consists of 200,000 and 177,654 shares of CNB Common, respectively. RVB is the record owner of 173,478 outstanding shares of CNB Common Stock and the remaining 4,176 shares are owned by 126 shareholders of record. Each issued and outstanding share of the capital stock of CNB is duly and validly authorized and issued and is fully paid and nonassessable and is not subject to any restriction on transfer under the Articles of Association or By-Laws of CNB. CNB has not issued or granted nor is it a party to any outstanding warrants, options, rights, calls or commitments of any kind relating to, or any presently effective agreements or understandings with respect to, the capital stock of CNB. CNB's capital stock is not subject to any preemptive right of any shareholder.

         (iii) Authorization. The execution and delivery of this Agreement, and the performance by CNB of its obligations hereunder, has been duly and validly authorized by all necessary corporate action on its part, except that the Merger must be approved and adopted by CNB's shareholders, as provided in Section 3.02 hereof. This Agreement has been duly executed and delivered by CNB and (assuming due authorization, execution and delivery by First Federal and RVB) constitutes a valid, binding and enforceable obligation of CNB, subject to applicable bankruptcy, insolvency and similar laws affecting creditors rights generally, and subject, as to enforceability, to general principles of equity. This Agreement, and the transactions contemplated hereby, do not require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority except as contemplated by Section 3.01(a) hereof.

         (iv)     CNB's  Financial  Statements.   Each  of  the  balance  sheets
                  included in CNB's Call Report filed with Office of the Comptroller of the Currency as of December 31, 1996, which have been provided to RVB (the "CNB 1996 Financial Statements") fairly presents the financial position of the entity to which it relates as of its date, and the results of operation and changes in equity capital, as the case may be, of the entity to which it relates for the periods set forth therein. Except as set forth in the CNB 1996 Financial Statements, CNB does not have any indebtedness, obligation or liability (contingent or otherwise) that, either alone or when combined with all similar obligations or liabilities, would be material to CNB taken as a whole, and there does not exist a set of circumstances that, to the knowledge of CNB, could reasonably be expected to result in any such material indebtedness, obligation or liability. Since December 31, 1996, there has not been any material adverse change in the business, operations, prospects or financial condition of CNB.


                                   ARTICLE III

                                    Covenants

         Section 3.01. Joint Covenants. Each of RVB, First Federal and CNB covenants and agrees with the other as follows:

         (a) Regulatory Approvals. It shall each use its best efforts, separately and jointly with the other parties, in good faith to take or cause to be taken all such steps as shall be necessary or advisable to obtain all consents and approvals of governmental authorities as are required by law or otherwise to effect the Merger, including without limitation the prior approval of the Office of Thrift Supervision (the "OTS") and prior notification to the Office of the Comptroller of the Currency (the "OCC"), and shall do any and all acts and things reasonably necessary or advisable in order to cause the Merger to be consummated on the terms provided in this Agreement as promptly as practicable; provided, however, that RVB and First Federal shall have no obligation to accept conditions or restrictions with respect to the aforesaid approvals of governmental authorities if such conditions or restrictions would have a material adverse effect on the business, operations, prospects or financial condition of RVB or First Federal or would be materially burdensome to RVB or First Federal; provided, further, that RVB or First Federal and CNB agree to prepare jointly the required application for approval by the OTS; and provided, further that the Merger shall not be effective unless and until the Merger receives any necessary approval from the OTS.

         (b) Consents. It will use its best efforts to obtain as promptly as practicable (and in any event prior to the Closing (as hereinafter defined)) all consents or waivers that may be required under any loan or other agreement or document to which it or any of its subsidiaries is a party, or by which it or any of its subsidiaries is bound, and such other consents as are necessary or advisable in connection with the Merger.

         Section 3.02. Covenants of CNB. CNB will take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders as soon as practicable for the purpose of obtaining shareholder approval of this Agreement and the Merger, including, without limitation, the preparation and distribution of proxy soliciting materials to be mailed to the shareholders of CNB in connection therewith in accordance with any applicable federal or state laws relating to the solicitation of proxies for use at such shareholder meeting. CNB will use its best efforts to cause such shareholder meeting to be held no later than twenty (20) days from the date the last necessary approval from the OTS is expected to be received. Such proxy materials will include a recommendation by the Board of Directors of CNB that the shareholders of CNB approve this Agreement and Merger.

         Section 3.03.  Covenants of RVB.

         (a) Dissenting Shareholders, Appraisal Rights. To the extent required by law, RVB will comply with all applicable notification and other provisions of any applicable regulations or statutes regarding the right of CNB shareholders to demand payment of the fair or appraised value of Dissenting Shares.

         (b) RVB Shareholder Approval. RVB, as sole shareholder of First Federal and as majority shareholder of CNB, shall vote in favor of the Merger.

         (c) Indemnification. For six (6) years following the Effective Time, RVB shall indemnify, defend and hold harmless the directors of CNB as of the Effective Time against all losses, expenses (including attorneys' fees), claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), to the full extent permitted for directors of RVB by RVB's Articles of Incorporation in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any action or suit.


                                   ARTICLE IV

                          Conditions Precedent; Closing

         Section 4.01. Conditions to RVB's, First Federal's and CNB's Obligations. The obligations of RVB, First Federal and CNB to consummate the Merger in accordance with this Agreement are subject to the satisfaction on or prior to the Closing of each of the following conditions precedent, unless waived by each of RVB, First Federal and CNB in accordance with Section 6.04 hereof:

         (a) Representations, Warranties and Covenants. The representations and warranties of RVB, First Federal and CNB set forth in Article II hereof shall be true in all material respects as of the Closing, and RVB, First Federal and CNB each shall have complied with or performed all of the agreements, covenants and obligations hereunder required to be performed by them as of the Closing.

         (b) Shareholders and Director Approvals. The approvals of the Boards of Directors of RVB, First Federal and CNB and the approvals of CNB's and First Federal's shareholders specified in Sections 3.02 and 3.03(b) shall have been obtained.

         (c) Regulatory Approval. All regulatory approvals, including the approval of the OTS, necessary for consummation of the Merger shall have been obtained and be in force.

         (d) Adverse Litigation. No action, suit or proceeding shall have been instituted or threatened against RVB, First Federal and CNB by or before any court or governmental agency to restrain or prohibit, or to obtain damages in respect of, or which is related to or arising out of, this Agreement or the consummation of the transactions contemplated hereby.

         (e) Consents. RVB, First Federal and CNB shall have obtained all consents referred to in Section 3.01(b) hereof and shall have delivered executed copies thereof to the other party in form and content reasonably satisfactory to such other party.

         (f) Tax Opinion. RVB, First Federal and CNB shall have received an opinion of RVB's counsel, Barnes & Thornburg, to the effect that if the Merger is consummated in accordance with terms set forth in this Agreement, the Merger will constitute a reorganization within the meaning of ss.368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

         (g) RP Financial, LC. CNB will have obtained a current appraisal from RP Financial, LC., its independent financial advisor, for the Minority CNB Common indicating that its fair value is equal to $21.50 per share.

         Section 4.02. Closing. Subject to the satisfaction of the conditions precedent specified in Section 4.01 hereof and on the terms set forth herein, the Closing of the Merger shall take place at the offices of Barnes & Thornburg at 10:00 a.m. local time on the later of the date on which the approvals specified in Section 4.01(c) have become effective and the date upon which the shareholder approvals specified in Sections 3.02 and 3.03(b) have been obtained (or at such other place and on such other date and time as the parties may agree) (the "Closing"). At the Closing, the parties shall execute appropriate articles of combination and such other documents as may be deemed necessary or advisable in the opinion of RVB and CNB to effectuate the Merger. As promptly as practicable at or after the Closing, the parties shall cause their representatives to file such articles of combination with the Office of Thrift Supervision and to take such other actions as may be deemed necessary or advisable in the opinion of RVB to effectuate the Merger. The parties shall make every effort to close the Merger on November 22, 1997. The "Effective Time" of the Merger shall be the time stated in the Articles of Combination to be filed with the Office of Thrift Supervision with respect to the Merger.

                                    ARTICLE V

                                   Termination

         Section 5.01. Termination. Notwithstanding the adoption and approval of the Merger by the shareholders of First Federal and CNB, this Agreement may be terminated:

         (a) at any time prior to the Closing, by the mutual consent of the boards of directors of RVB and CNB;

         (b) at any time prior to the Closing, by RVB or CNB if there shall have been a final judicial determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this Agreement is illegal, invalid or unenforceable;

         (c) at any time on or after November 30, 1997, by RVB or First Federal if the Closing shall not then have occurred; or

         (d) by RVB or First Federal when it becomes reasonably certain that any condition precedent to such party's obligations set forth in Article IV hereof cannot be satisfied on or prior to November 30, 1997;

In the event that either RVB or First Federal elects to effect any termination pursuant to clauses (b) through (d) above, it shall give written notice to the other party hereto specifying the basis for such termination.

         Section 5.02. Expenses. Except as otherwise provided herein, whether or not this Agreement terminates under Section 5.01, each party to this Agreement shall bear its own costs and expenses (including, without limitation, legal and accounting fees and expenses) of the preparation, negotiation, execution and consummation of the Agreement and the transactions contemplated hereby.


                                   ARTICLE VI

                         Other Agreements of the Parties

         Section 6.01. Covenants, Etc, To Survive and Bind. All covenants, agreements, warranties and representations made herein or in any certificates delivered in connection with the Closing by or on behalf of RVB, First Federal or CNB shall bind RVB, First Federal and CNB, respectively, and such covenants, agreements, warranties and representations shall survive the execution and delivery of this Agreement or any investigation made by or on behalf of RVB, First Federal or CNB but shall not survive the Closing.

         Section 6.02. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be effective only if delivered personally or sent by confirmed telex, telegram or facsimile transmission, or by certified mail, postage prepaid and return receipt requested, as follows:

         If to RVB or First Federal:

         River Valley Bancorp
         303 Clifty Drive
         P.O. Box 626
         Madison, Indiana 47250

         Copy to:

         Claudia V. Swhier, Esq.
         Barnes & Thornburg
         11 South Meridian Street
         Indianapolis, Indiana 46204

         If to CNB:

         Citizens National Bank of Madison
         430 Clifty Drive
         P.O. Box 1590
         Madison, Indiana 47250

         Copy to:

         John C. Eckert, Esq.
         Eckert, Alcorn, & Goering
         One West Sixth
         Madison, Indiana 47250

or to such other address as any party to this Agreement shall specify by notice to the other party or parties, and shall be deemed to have been given upon receipt.

         Section 6.03. Assignment: Binding Effect; Benefits. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or thereunder or by reason hereof or thereof shall be assignable by any party to this Agreement without the prior written consent of the other party hereto. This Agreement shall be binding upon and inure to the benefit of the parties to this

Agreement and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein or therein, it being the intention of the parties to this Agreement that this Agreement is for the sole and exclusive benefit of such parties or such successors and assigns and for the benefit of no other person.

         Section 6.04.  Waiver; Amendment.

         (a) The parties may by an instrument in writing executed in the same manner as this Agreement: (i) extend the time for the performance of any of the agreements of the other party under this Agreement; (ii) waive the performance by the other party of any of the agreements to be performed by it under this Agreement; or (iii) waive the satisfaction or fulfillment of any condition the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to terminate this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder or thereunder.

         (b) This Agreement may be amended, modified or supplemented by the written agreement of RVB, First Federal and CNB, except that, after this Agreement is approved by shareholders of CNB, no such amendment, modification, or supplement shall be made which shall result in an increase or decrease in the consideration for Minority CNB Common or which shall materially adversely affect the rights of shareholders of First Federal or CNB, without the approval of the affected shareholders of First Federal or CNB.

         Section 6.05. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.

         Section 6.06. Governing Law. Except to the extent governed by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without giving effect to conflict of law principles thereof.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the day and year first above written.


                                    RIVER VALLEY BANCORP


                                    By:/s/ James E. Fritz
                                           James E. Fritz, President and
                                           Chief Executive Officer

                                    MADISON FIRST FEDERAL SAVINGS
                                    AND LOAN ASSOCIATION


                                    By:   /s/ James E. Fritz
                                             James E. Fritz, President and
                                             Chief Executive Officer


                                    CITIZENS NATIONAL BANK OF MADISON


                                    By:   /s/ Robert D. Hoban
                                             Robert D. Hoban, President